Exhibit 10(q)-2

AMENDMENT NO. 1

TO

PPL CORPORATION

INCENTIVE COMPENSATION PLAN

WHEREAS, PPL Corporation (“PPL”) has adopted the PPL Corporation Incentive Compensation Plan (“Plan”) effective January 1, 1987; and

WHEREAS, the Plan was amended and restated effective January 1, 2003; and

WHEREAS, PPL desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.                 Effective January 1, 2005, Section 7 is amended to read:

SECTION 7.        RESTRICTED STOCK.

B.    Restriction Period.  At the time a Restricted Stock or Restricted Stock Units Award is granted, the Committee shall establish a Restriction Period applicable to such Award which shall be not less than three years. Each Restricted Stock or Restricted Stock Units Award may have a different Restriction Period. All Restricted Stock Units granted after December 31, 2004 shall have a mandatory Restriction Period, if the Restriction Period has not lapsed as of the day prior to a termination of employment, of six calendar months from the day of termination of employment.

Notwithstanding the other provisions of this Section 7: (i) in the event of a Change in Control, the Restriction Periods on all Restricted Stock Awards previously granted shall lapse and in the event of a “change in ownership or effective control” as defined by Treasury Regulations under Code Section 409A(a)(2)(A)(v), the Restriction Periods on all Restricted Stock Units shall lapse and; (ii) apart from a Change in Control, the Committee is also authorized, in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock Award shall lapse or to remove any or all of such restrictions whenever the Committee may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock Award make such action appropriate; provided, however, that no acceleration or removal of restrictions pursuant to this clause (ii) shall result in payout of Common Stock to the Partici-pant less than six months after the Date of Grant, except pursuant to Section 7C below upon the Termination, death, Disability or Retirement of the Participant. The Committee may, in its discretion, authorize a deferral of stock award gains program which covers any Restricted Stock Units prior to the end of the Restriction Period or any unexercised Options. If the Committee does so authorize such a program, a Participant may defer receipt of Common Stock as permitted under that program. The program, if authorized, shall not permit a deferral of gain to be elected less than 12 months from the end of the Restriction Period, and shall impose a mandatory five-year delay on the receipt of Common Stock if deferral is elected.

C.    Forfeiture or Payout of Award.  During the Restriction Period, Restricted Stock or Restricted Stock Units Awards are subject to forfeiture or payout (i.e., removal of restric-tions) as indicated for each of the following events:

(a)   Termination - In this event, the Restricted Stock or Restricted Stock Units Award will be completely forfeited.

(b)   Retirement - In this event, Restricted Stock will be completely forfeited, but payout of the Restricted Stock Units Award will be made with complete removal of restrictions, but, for Restricted Stock Units granted after December 31, 2004, six calendar months after the last day of employment, if the Participant is eligible for and actually receives retirement benefits. If retirement or severance benefits are payable under a separation program or policy, the restrictions will be modified, but only in accordance with the express terms of such separation program or policy, and in the absence of such express terms there shall be a complete forfeiture of Restricted Stock or Restricted Stock Units.

(c)   Disability - In this event, payout of the Restricted Stock or Restricted Stock Units Award will be prorated as if the Participant had maintained active employment until age 65, but payout of the Restricted Stock Units granted after December 31, 2004 shall not be made until six calendar months after the last day of employment, unless the participant is “disabled” within the meaning of Code Section 409A(a)(2)(C).

(d)   Death - In this event, payout of the Restricted Stock or Restricted Stock Units Award will be proratedas if the Participant had maintained active employment until age 65, and will be made to the Beneficiary.

(e)   Conversions between Restricted Stock and Restricted Stock Units. The Committee has the discretion to convert with the consent of the Participant any or all Restricted Stock into Restricted Stock Units of equivalent value, and to convert any or all Restricted Stock Units into Restricted Stock of equivalent value, prior to the end of the applicable Restriction Period, but a conversion of Restricted Stock Units into Restricted Stock shall not be implemented less than 12 months prior to the end of the applicable Restriction Period, and the new Restriction Period shall lapse at least 5 years after the end of the old Restriction Period. Upon any such conversion, the Restricted Stock or Restricted Stock Units so converted will be completely forfeited, and the Participant shall have the rights with respect to Restricted Stock, Restricted Stock Units and Dividend Equivalents (if applicable) as may be specified in the conversion notice.

In any instance where payout of a Restricted Stock or Restricted Stock Units Award is to be prorated, the Committee may choose in its sole discretion to provide the Participant (or the Participant’s Beneficiary) with the entire Award rather than the prorated portion thereof.

Notwithstanding anything in this Section 7C to the contrary, in the event that prior to any payout of Common Stock a Participant described in paragraph (c) violates any noncompete agreements between Participant and PPL Corporation or an Affiliated Company, his Restricted Stock or Restricted Stock Units Award, and any Dividend Equivalents, will be completely forfeited.

Any Restricted Stock which is forfeited hereunder will be transferred to PPL Corporation.

D.    Section 83(b) Election.  As a condition of receiving Restricted Stock, a Participant shall agree in writing to notify PPL Corporation within 30 days of the Date of Grant whether or not the Participant has made an election under Section 83(b) of the Code to report the value of the Restricted Stock as income on the Date of Grant.

II.            Except as provided for in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 is executed this 16th day of February, 2006.

PPL SERVICES CORPORATION

By:	/s/ Ronald Schwarz
Ronald Schwarz
Vice President-Human Resources